Exhibit 4.0
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
    As of the date of the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of Sesen Bio, Inc. (“we,” “us” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is our common stock, $0.001 par value per share.
COMMON STOCK
    The following description of our common stock summarizes provisions of our certificate of incorporation, as amended, our by-laws, as amended, and the Delaware General Corporation Law. For a complete description, refer to our certificate of incorporation, our by-laws and the amendments thereto, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, and to the applicable provisions of the Delaware General Corporation Law.
Our certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock with a par value of $0.001 per share. As of February 28, 2021, there were 165,803,480 shares of common stock outstanding. The shares of common stock currently outstanding are fully paid and nonassessable.
Rights
Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by our certificate of incorporation or by our by-laws.
Our certificate of incorporation and by-laws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.
Dividends. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation Rights. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any of our then outstanding preferred stock.
Other Rights. The terms of our common stock do not include any preemptive, conversion or subscription rights, nor any redemption or sinking fund provisions. The common stock is not subject to future calls or assessments by us.
Preferred Stock. Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series, with such rights, preferences and privileges as shall be determined by our board of directors. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of shares of any series of our preferred stock that we may classify and issue in the future.
Registration Rights. In connection with our acquisition of Viventia Bio, Inc., or Viventia, we entered into a registration rights agreement dated September 20, 2016, or the Registration Rights Agreement, with Clairmark Investments Ltd., or Clairmark, a former stockholder of Viventia and an affiliate of Leslie Dan, one of our former directors, which acquired shares of our common stock in the acquisition. Under the Registration Rights Agreement, if Clairmark requests that we register at least 1,791,164 shares of our common stock which represent an anticipated net aggregate offering price of at least $5 million, then we shall file a registration statement under the Securities Act covering such shares. In addition, if we propose to register for our own account any of our securities under the Securities Act, Clairmark has the right to require us to use our best efforts to register all or a portion of the shares acquired in the acquisition and still held by it in such registration statement. If not otherwise exercised, the rights under the Registration Rights Agreement described below will expire on September 20, 2021.
Anti-Takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law
Staggered Board; Removal of Directors. Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of common stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.
Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.
Super-Majority Voting. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.
Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the consummation of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.
    Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.
Stock Market Listing
Our common stock is listed for trading on the Nasdaq Global Market under the symbol “SESN.”